Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

The Community Financial Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 and the related Prospectus to be filed by The Community Financial Corporation, of our reports dated March 13, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting of The Community Financial Corporation included in The Community Financial Corporation’s Annual Report on Form 10-K for the year ended December 31, 2016. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Dixon Hughes Goodman LLP

Baltimore, Maryland

February 28, 2018